COUNTRY MUTUAL FUNDS TRUST


            AMENDMENT TO THE FUND ADMINISTRATION SERVICING AGREEMENT


     THIS  AMENDMENT  dated as of  January  1,  2002 to the Fund  Administration
Servicing Agreement dated as of the 31st day of October, 2001, by and between Country Mutual Funds Trust, a Delaware business trust (the "Trust") and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company shall be as follows:

     Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC. Accordingly, all references to Firstar Mutual Fund Services, LLC in this Agreement should be replaced with U.S. Bancorp Fund Services, LLC. Similarly, any references to Firstar Bank, N.A. should be replaced with U.S. Bank, N.A.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

COUNTRY MUTUAL FUNDS TRUST                     U.S. BANCORP FUND SERVICES, LLC


By: _____________________________              By:  ____________________________